EXHIBIT 99.1

GSI Technology, Inc. Announces First Quarter Fiscal 2026 Results

Gemini-II Second Silicon is Fully Functional and Production Ready

SUNNYVALE, Calif., July 31, 2025 (GLOBE NEWSWIRE) -- GSI Technology, Inc. (Nasdaq: GSIT) today reported financial results for its first fiscal quarter ended June 30, 2025.

Summary Comments for First Quarter Fiscal Year 2026

  SRAM revenue increased 7% sequentially and 35% year-over-year, fueled by strong market momentum for leading AI processors;
  Gross margin lift of 200 basis points from prior quarter and over 1,100 basis points compared to the prior year for our largest gross margin in over two years;
  Quarter-end cash balance of $22.7 million, up from $13.4 million at the end of Q4 FY2025, including proceeds from the “at the market” (ATM) program;
  Delivered an APU Leda-2 board to an offshore defense contractor, as planned, for proof-of-concept development; and
  Currently developing a multi-modal LLM that targets edge applications, with benchmark results available by fall 2025.

Lee-Lean Shu, Chairman and Chief Executive Officer, commented, “We have completed the evaluation of the second spin of our Gemini-II chip, successfully resolving all known bugs, and confirming the chip is production-ready. In parallel, we finalized development of the SAR and YOLO algorithms, optimized for a low-power version of our Leda board. We are pleased with the performance of the board, which is optimized for Edge AI applications. This solution holds strong market potential, particularly for drones operating in GPS-denied environments and next-generation satellite applications."

Mr. Shu continued, “Gemini-II is ideally suited for edge-based large language models (LLMs), combining high-performance, low-power architecture and flexible processing capabilities, key features that meet the growing demand for AI at the edge. We are developing a multi-modal LLM optimized for edge applications and expect to share benchmark results by fall 2025.”

Commenting on GSI’s second quarter of fiscal 2026 outlook, Mr. Shu stated, “Current expectations for the upcoming fiscal second quarter are net revenues in a range of $5.9 million to $6.7 million, with gross margin of approximately 56% to 58%.”

First Quarter Fiscal Year 2026 Summary Financials

The Company reported net revenues of $6.3 million for the first quarter of fiscal 2026, compared to $4.7 million for the first quarter of fiscal 2025 and $5.9 million for the fourth quarter of fiscal 2025. Gross margin was 58.1% in the first quarter of fiscal 2026 compared to 46.3% in the first quarter of fiscal 2025 and 56.1% in the preceding fourth quarter of fiscal 2025. The increase in gross margin in the first quarter of 2026 was primarily due to product mix and the effect of higher revenue on the fixed costs in our cost of revenues.

In the first quarter of fiscal 2026, sales to KYEC were $267,000, or 4.3% of net revenues, compared to $1.0 million, or 21.9% of net revenues, in the same period a year ago and $1.7 million, or 29.5% of net revenues, in the prior quarter. In the first quarter of fiscal 2026, sales to Nokia were $536,000, or 8.5% of net revenues, compared to $998,000, or 21.4% of net revenues, in the same period a year ago and $444,000, or 7.5% of net revenues, in the prior quarter. In the first quarter of fiscal 2026, sales to Cadence Design Systems were $1.5 million, or 23.9% of net revenues, compared to $0, or 0% of net revenues, in the same period a year ago and $642,000, or 10.9% of net revenues, in the prior quarter. Military/defense sales were 19.1% of first quarter shipments compared to 31.9% of shipments in the comparable period a year ago and 30.7% of shipments in the prior quarter. SigmaQuad sales were 62.5% of first quarter shipments compared to 36.3% in the first quarter of fiscal 2025 and 39.3% in the prior quarter.

Total operating expenses in the first quarter of fiscal 2026 were $5.8 million, compared to $6.8 million, excluding a one-time gain of $5.7 million on the sale and leaseback of the Company’s corporate headquarters, in the first quarter of fiscal 2025 and $5.6 million in the prior quarter. Research and development expenses were $3.1 million, compared to $4.2 million in the prior-year period and $3.0 million in the prior quarter. Selling, general and administrative expenses were $2.7 million in the quarter ended June 30, 2025, compared to $2.6 million in the prior-year quarter and $2.6 million in the previous quarter.

First quarter fiscal 2026 operating loss was $(2.2) million compared to an operating loss of $(4.7) million, excluding a one-time gain of $5.7 million related to the sale and leaseback of the Company’s corporate headquarters, in the prior-year period and an operating loss of $(2.3) million in the prior quarter. First quarter fiscal 2026 net loss included interest and other income of $13,000 and a tax provision of $54,000, compared to $55,000 in interest and other income and a tax provision of $57,000 for the same period a year ago. In the preceding fourth quarter, net loss included interest and other income of $52,000 and a tax provision of $6,000.

Net loss in the first quarter of fiscal 2026 was $(2.2) million, or $(0.08) per diluted share, compared to net income of $1.1 million, or $0.04 per diluted share, for the first quarter of fiscal 2025. Net income for the year-ago period reflects a one-time gain of $5.7 million on the sale and leaseback transaction related to the sale of the Company’s headquarters. For the prior fourth fiscal quarter of 2025, net loss was $(2.2) million, or $(0.09) per diluted share.

Total first quarter pre-tax stock-based compensation expense was $341,000 compared to $658,000 in the comparable quarter a year ago and $512,000 in the prior quarter.

At June 30, 2025, the Company had $22.7 million in cash and cash equivalents, compared to $13.4 million at March 31, 2025. Working capital was $25.7 million as of June 30, 2025 versus $16.4 million at March 31, 2025. Stockholders’ equity as of June 30, 2025 was $37.4 million, compared to $28.2 million as of the fiscal year ended March 31, 2025.

Conference Call

GSI Technology will review its financial results for the quarter ended June 30, 2025, and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, July 31, 2025. To participate in the call, please dial 1-877-407-3982 in the U.S., or 1-201-493-6780 for international, approximately 10 minutes prior to the above start time, and provide Conference ID 13754957.  The call will also be streamed live via the internet at https://ir.gsitechnology.com.

About GSI Technology

GSI Technology is at the forefront of the AI revolution with our groundbreaking APU technology, designed for unparalleled efficiency in billion-item database searches and high-performance computing. GSI’s innovations, Gemini-I® and Gemini-II®, offer scalable, low-power, high-capacity computing solutions that redefine edge computing capabilities. GSI Technology is not just advancing technology; we're shaping a smarter, faster, and more efficient future.

Founded in 1995 and headquartered in Sunnyvale, California, GSI Technology has 127 employees and over 125 granted patents.

For more information, please visit www.gsitechnology.com.

Forward-Looking Statements

The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology’s expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with the normal quarterly and fiscal year-end closing process. Examples of risks that could affect our current expectations regarding future revenues and gross margins include those associated with fluctuations in GSI Technology’s operating results; GSI Technology’s historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; global public health crises that reduce economic activity; the rapidly evolving markets for GSI Technology’s products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology’s products; the challenges of rapid growth followed by periods of contraction; intensive competition; the continued availability of government funding opportunities; delays or unanticipated costs that may be encountered in the development of new products based on our in-place associative computing technology and the establishment of new markets and customer and partner relationships for the sale of such products; and delays or unexpected challenges related to the establishment of customer relationships and orders for GSI Technology’s radiation-hardened and tolerant SRAM products. Many of these risks are currently amplified by and will continue to be amplified by, or in the future may be amplified by, economic and geopolitical conditions, such as changing interest rates, worldwide inflationary pressures, policy unpredictability, the imposition of tariffs and other trade barriers, military conflicts and declines in the global economic environment. Further information regarding these and other risks relating to GSI Technology’s business is contained in the Company’s filings with the Securities and Exchange Commission, including those factors discussed under the caption “Risk Factors” in such filings.

Source: GSI Technology, Inc.

Investor Relations
Hayden IR
Kim Rogers
Managing Director
385-831-7337
Kim@HaydenIR.com

Media Relations
Finn Partners for GSI Technology
Ricca Silverio
(415) 348-2724
gsi@finnpartners.com

Company
GSI Technology, Inc.
Douglas M. Schirle
Chief Financial Officer
408-331-9802

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2025	2025	2024

Net revenues	$6,283	$5,883	$4,671
Cost of goods sold	2,632	2,584	2,510

Gross profit	3,651	3,299	2,161

Operating expenses:

Research & development	3,097	2,966	4,214
Selling, general and administrative	2,730	2,609	2,604
Gain from sale and leaseback transaction	-	-	(5,737)
Total operating expenses	5,827	5,575	1,081

Operating income (loss)	(2,176)	(2,276)	1,080

Interest and other income, net	13	52	55

Income (loss) before income taxes	(2,163)	(2,224)	1,135
Provision for income taxes	54	6	57
Net income (loss)	$(2,217)	$(2,230)	$1,078

Net income (loss) per share, basic	$(0.08)	$(0.09)	$0.04
Net income (loss) per share, diluted	$(0.08)	$(0.09)	$0.04

Weighted-average shares used in
computing per share amounts:

Basic	26,967	25,604	25,374
Diluted	26,967	25,604	25,686

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

	June 30,	March 31,	June 30,
	2025	2025	2024

Cost of goods sold	$44	$42	$56
Research & development	(62)	263	290
Selling, general and administrative	359	207	312
	$341	$512	$658

GSI TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)

	June 30, 2025	March 31, 2025
Cash and cash equivalents	$22,725	$13,434
Accounts receivable	1,587	3,169
Inventory	3,763	3,891
Other current assets	3,012	2,961
Net property and equipment	722	808
Operating lease right-of-use assets	9,232	9,547
Other assets	9,464	9,507
Total assets	$50,505	$43,317

Current liabilities	$5,372	$7,074
Long-term liabilities	7,759	8,017
Stockholders' equity	37,374	28,226
Total liabilities and stockholders' equity	$50,505	$43,317